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Exhibit 99.1

FOR IMMEDIATE RELEASE
October 8, 2004

Texas Regional Bancshares, Inc. Announces Definitive Agreement to Acquire
Mercantile Bank & Trust

        MCALLEN, TEXAS—Texas Regional Bancshares, Inc. ("Texas Regional") (NASDAQ: TRBS), bank holding company for Texas State Bank, today announced the execution of a definitive agreement to acquire through merger Mercantile Bank & Trust, a Federal Savings Bank ("Mercantile"). Mercantile is a privately held bank headquartered at 5820 West Northwest Highway, Dallas, Texas with two additional banking locations in the Dallas metropolitan area. Other bank locations include the Stanford Center at 14001 Dallas Parkway and Yale at 6116 North Central Expressway. As of June 30, 2004, Mercantile had total assets of $176.8 million, loans of $119.9 million, deposits of $161.5 million and shareholders' equity of $14.1 million. The transaction is expected to close during the first quarter of 2005.

        The definitive agreement calls for total cash consideration of $35,640,000 to be paid in exchange for all of the outstanding shares of Mercantile. This purchase price requires a minimum shareholders' equity of $14.6 million at closing. The proposed merger is subject to customary closing conditions, including receipt of all requisite regulatory approvals and the approval of the Mercantile shareholders. The Boards of Directors of both Texas Regional and Mercantile have approved the proposed merger. Bear Stearns served as financial advisor to Mercantile.

        William C. Murphy presently serves as Chairman, President and CEO of Mercantile and will remain as President and CEO of the Texas State Bank Dallas banks. He and his management team, including Wayne Tenney, currently serving as Executive Vice President, will continue to serve as part of the Texas State Bank banking team. Both gentlemen have many years of cumulative banking experience in Texas and more specifically in the Dallas market area. Mr. Murphy and his team have built a strong reputation within the communities served by these banking locations.

        Glen E. Roney, Chairman of Texas Regional, stated, "We are pleased about the prospect of including the customers, officers, employees and shareholders of Mercantile in the Texas Regional family. Customers of Mercantile will benefit from greater convenience, a broader array of products and services and new technologies while experiencing a seamless transition."

        Texas Regional is a McAllen-based bank holding company whose stock trades on The Nasdaq Stock Market® under the symbol TRBS. Texas State Bank, its wholly owned subsidiary, conducts a commercial banking business through approximately 67 banking locations primarily located in the metropolitan areas of Beaumont-Port Arthur, Brownsville- Harlingen-San Benito, Corpus Christi, Houston, McAllen-Edinburg-Mission and Tyler.

TRANSACTION RATIONALE

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  Expansion opportunity into the appealing Dallas-Fort Worth market.

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  Offers a wider range of services to customers of Mercantile Bank & Trust.

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  Attractive core deposit franchise.

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  Financially attractive.

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  Capitalizes on proven merger integration skills. Texas Regional has delivered strong asset and revenue growth from previously merged franchises.

OTHER INFORMATION

        On July 26, 2004, Texas Regional announced the completion of a definitive agreement for its previously disclosed acquisition of Valley Mortgage Company, Inc. ("Valley Mortgage"). The transaction is expected to close during fourth quarter 2004. Valley Mortgage, locally owned and headquartered in McAllen, Texas, has additional offices in Brownsville, Corpus Christi, Del Rio, Harlingen, Laredo, San Antonio and Sugar Land. The agreement calls for total consideration of $13,625,000, to be paid up to 50% in cash and the balance in newly issued Texas Regional common stock in exchange for all of the outstanding shares of Valley Mortgage. The transaction is subject to customary closing conditions, including approval of the Valley Mortgage shareholders.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

        Texas Regional has filed with the SEC a registration statement on Form S-4 concerning the transaction between Texas Regional and Valley Mortgage. The Form S-4 registration statement includes a proxy statement which Texas Regional and Valley Mortgage intend to mail to the Valley Mortgage shareholders concerning the transaction. Investors and security holders of Texas Regional and Valley Mortgage should read the proxy statement when it becomes available because it contains important information about Texas Regional, Valley Mortgage and the transaction. Investors and security holders may obtain a free copy of the proxy statement (when it is available) at the SEC's web site at www.sec.gov. A free copy of the proxy statement (when it is available) may also be obtained from Texas Regional or Valley Mortgage. Texas Regional and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Valley Mortgage in favor of the transaction. Information regarding the interests of Texas Regional's officers and directors, and the interests of Valley Mortgage's officers and directors, in the transaction will be included in the proxy statement.

        In addition to the registration statement on Form S-4 filed by Texas Regional in connection with the Valley Mortgage transaction, and the related proxy statement to be mailed to the shareholders of Valley Mortgage, Texas Regional files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. Investors may read and copy any of these reports, statements and other information at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Investors should call the SEC at 1-800-SEC-0330 for further information on the public reference room. The reports, statements and other information filed by Texas Regional with the SEC are also available free at the SEC's web site at www.sec.gov. You can also obtain a free copy of these reports, statements and other information from Texas Regional.

        Additional financial, statistical and business-related information, as well as business trends, is included in a Financial Supplement. This release, the Financial Supplement and other information are available on Texas Regional's website at www.trbsinc.com. The Financial Supplement and other information available on Texas Regional's website can also be obtained by calling R.T. Pigott, Jr., Chief Financial Officer, at (956) 631-5400.

        This document and information on Texas Regional's website may contain forward-looking information (including information related to plans, projections or future performance of Texas Regional and its subsidiaries and planned market opportunities, employment opportunities and synergies from mergers), the occurrence of which involve certain risks, uncertainties, assumptions and other factors which could materially affect future results. If any of these risks or uncertainties materializes or any of these assumptions prove incorrect, Texas Regional's results could differ materially from Texas Regional's expectations in these statements. Texas Regional assumes no obligation and does not intend to update these forward-looking statements. For further information, please see Texas Regional's reports filed with the SEC pursuant to the Securities Exchange Act of 1934, which are available at the SEC's website at www.sec.gov.

        CONTACT: Glen E. Roney, Chief Executive Officer, or R. T. Pigott, Jr., Chief Financial Officer, (956) 631-5400, both of Texas Regional.

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  Exhibit 99.1